Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-3 No. 333-261268) of Vertiv Holding Co,
(2) Registration Statement (Form S-3 No. 333-236334) of Vertiv Holding Co,
(3) Registration Statement (Form S-8 No. 333-237608) pertaining to the 2020 Stock Incentive Plan of Vertiv Holdings Co and Affiliates, and
(4) Registration Statement (Form S-8 No. 333-251750) pertaining to the Vertiv Group Corporation Employee Retirement Savings Plan;
of our reports dated February 18, 2025, with respect to the consolidated financial statements of Vertiv Holdings Co and the effectiveness of internal control over financial reporting of Vertiv Holdings Co included in this Annual Report (Form 10-K) of Vertiv Holdings Co for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Grandview Heights, Ohio
February 18, 2025